Exhibit 5
LAW OFFICES
Glaser, Weil, Fink, Jacobs, Howard & Shapiro, llp
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
(310) 553-3000
Fax (310) 556-2920
June 19, 2009
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Re: MGM MIRAGE REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
     We have acted as counsel for MGM MIRAGE, a Delaware corporation (the “Company”), in connection with the registration of an additional 15 million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under its Amended and Restated 2005 Omnibus Incentive Plan (the “Plan”). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission (the “SEC”) on or about June [ ], 2009. We have also examined the proceedings and other actions taken by the Company in connection with the authorization of the issuance of the Shares under the Plan and such other matters as we deemed necessary for purposes of rendering this opinion.
     In rendering our opinion herein, we have assumed: the genuineness and authenticity of all signatures on original documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the issuance by any necessary regulatory agencies of all appropriate permits, consents, approvals, authorizations and orders relating to the offer and sale of the Shares in their respective jurisdictions; the offer and sale of the Shares in accordance with the terms of the Plan and pursuant to the Registration Statement and said permits, consents, approvals, authorizations and orders; and the reservation by the Company of a sufficient number of shares of Common Stock for issuance under the Plan.
     With respect to the matters set forth below, we are relying as to certain factual matters solely upon a certificate of an officer of the Company.
     Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States. We express no opinion whatsoever with respect to the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state and can assume no responsibility for the applicability or effect of any such laws.

June 19, 2009

     Based on the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued and delivered and paid for in accordance with the Plan and the agreement evidencing awards thereunder, will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely on it pursuant to the applicable provisions of the federal securities laws.

Very truly yours,
/s/ Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP

GLASER, WEIL, FINK, JACOBS, HOWARD & SHAPIRO, LLP